Exhibit 10

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release is entered into between David Weinert and Taubman Centers, Inc., The Taubman Realty Group Limited Partnership, The Taubman Company LLC, and Taubman Properties Asia LLC, this 2nd day of July 2012 (the “Effective Date”).

I.	DEFINITIONS

A.The term “Weinert” shall mean David Weinert and all of his heirs, assigns, attorneys, family members and all other individuals or entities associated with him.

B.The term “Taubman Entities” shall mean Taubman Centers, Inc., The Taubman Realty Group Limited Partnership, The Taubman Company LLC, Taubman Properties Asia LLC, and all of its and their past and present affiliate(s), division(s), parent(s), successor(s), predecessor(s), assign(s), subsidiary(ies), consolidated businesses and joint ventures.

C.The term “Released Parties” shall be given its broadest possible interpretation and shall include, but not be limited to, the Taubman Entities, and all of its and their past and present directors, managers, employees, agents, officers, shareholders, board members and others acting by, through or in connection with any of them.

D.The term “2008 Omnibus Long-Term Incentive Plan and Related Award Agreements” shall mean The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan Restricted and Performance Share Unit Award Agreement dated as of May 21, 2010, The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan Restricted and Performance Share Unit Award Agreement dated as of March 2, 2011, and The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan Restricted and Performance Share Unit Award Agreement dated as of February 29, 2012.

E.The term “1992 Incentive Option Plan and Related Award Agreements” shall mean The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan (as Amended and Restated Effective as of September 30, 1997) and all amendments thereto, The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan Option Agreement dated as of March 4, 2005, The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan Option Agreement dated as of March 8, 2006, The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan Option Agreement dated as of May 15, 2006, The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan Option Agreement dated as of March 7, 2007, and The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan Option Agreement dated as of February 27, 2008.

F.The term “Fair Competition Agreement” shall mean the Fair Competition Agreement executed by David Weinert on December 10, 2009.

G.The terms “Claim(s)” and “Right(s)” shall be given their broadest possible interpretation and shall mean every type of cause of action, allegation and/or charge that could be asserted or alleged by Weinert based upon any fact(s), existing from the beginning of time until the date he executes this Agreement, whether known or unknown, which relate in any way to any of the Released Parties and/or Weinert's employment and/or cessation of employment with The Taubman Company LLC, including, but not limited to, claims for wrongful discharge, discrimination, harassment, public policy violation, or retaliation; claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act (“OWBPA”), Michigan's Wages and Fringe Benefits Act, the Americans with Disabilities Act, Michigan's Elliott‑Larsen Civil Rights Act, Michigan's Persons With Disabilities Civil Rights Act, Michigan's Whistleblowers' Protection Act, Michigan's Bullard‑Plawecki Right to Know Act, the 1992 Incentive Option Plan and Related Award Agreements, the 2008 Omnibus Long-Term Incentive Plan and Related Award Agreements, and/or any other agreement or federal, state, or local statute(s), law(s) or rule(s); and every type of damages, wages, commissions, bonuses, benefits, attorney fees, costs and relief of any type (legal, equitable or otherwise) available to Weinert.

H.The term “Agreement” shall mean this Separation Agreement and Release.

II.	RECITALS

WHEREAS, there is a dispute concerning David Weinert's cessation of employment with The Taubman Company LLC, his continuing obligations under the Fair Competition Agreement, and his entitlement to Incentive Options under the 1992 Incentive Option Plan and Related Award Agreements;

WHEREAS, the parties have agreed to resolve their dispute and any and all other actual or potential disputes pursuant to the terms of this Agreement.

III.	TERMS OF AGREEMENT

NOW, THEREFORE, THE UNDERSIGNED AGREE AS FOLLOWS:

1.Weinert resigns his employment with The Taubman Company LLC, effective July 2, 2012.

2.For and in consideration of the amounts, benefits and privileges described in this Agreement, including, but not limited to, the items described more fully in Paragraphs 6, 9, 13, 14, 15 and 22 below, Weinert releases and forever discharges the Released Parties with respect to all Claims and Rights.

3.Weinert agrees that the amounts, benefits and privileges described in this Agreement are in excess of any amount, benefit and privilege to which he is entitled or owed. Weinert also agrees that the amounts, benefits and privileges described in this Agreement are independent and adequate consideration for his release of all Claims and Rights, and for all other obligations set forth in this Agreement.

4.Weinert agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the claims released pursuant to this Agreement. Weinert further agrees that he will not permit himself to be a member of any class action and/or collective action in any court or in any arbitration proceeding seeking relief based on any claims released pursuant to this Agreement. Weinert further agrees that he shall not receive or be entitled to any monetary damages, recovery and/or relief of any type in connection with any charge, administrative action or legal proceeding pursued by Weinert, any governmental agency, person, group or entity regarding and/or relating to any of the claims released under this Agreement.

5.Weinert agrees and acknowledges that any and all outstanding restricted share units and performance share units are forfeited as of the Effective Date of this Agreement under and in accordance with 2008 Omnibus Long-Term Incentive Plan and Related Award Agreements. Notwithstanding anything to the contrary in this Paragraph 5, Weinert shall retain any and all Shares issued to him under the 2008

Omnibus Long-Term Incentive Plan which are held in his personal Vanguard brokerage account, and he shall not be subject to forfeiture of such Shares or any gain realized with respect thereto.

6.Weinert agrees and acknowledges that: (a) any and all outstanding options to purchase units of limited partnership interest in The Taubman Realty Group Limited Partnership, which will be exchanged for new shares of common stock of Taubman Centers, Inc. (the “Shares”) upon exercise of such options under the Second Amended and Restated Continuing Offer, dated May 16, 2000, of Taubman Centers, Inc., owned by David Weinert are set forth in Exhibit 1 hereto (the “Options”); (b) the Options remain subject to 1992 Incentive Option Plan and Related Award Agreements, provided that the following terms shall supersede Sections 7.8 and 7.9 of the Plan with respect to the Options:  (i) so long as Weinert complies with every provision of this Agreement, beginning on July 1, 2013 and ending on September 26, 2014, David Weinert may exercise up to one half of the number of Options granted and outstanding on the Effective Date under each of the award agreements described in Recital E above, provided that David Weinert cannot exercise any Options at any time the Gross Value of the remaining Options held by him is less than One Million Dollars and Zero Cents ($1,000,000.00); and (ii) so long as Weinert complies with every provision of this Agreement, beginning on July 1, 2014 and ending on September 26, 2014, David Weinert may exercise any and all outstanding Options. David Weinert's heirs shall be permitted to exercise his rights under this Paragraph 6 in the event of his death or disability, provided that Weinert has complied and continues to comply with every provision of this Agreement. The Compensation Committee has approved the provisions in this Paragraph 6. Weinert acknowledges and agrees that his rights under this Paragraph 6 are subject to any restrictions under securities and insider trading laws, regulations and rules.

For purposes of this Paragraph 6, “Gross Value” of an Option will be calculated daily, and is the Fair Market Value of an Option less the exercise price of such Option, on a pre-tax basis.

For purposes of this Paragraph 6, “Fair Market Value” of an Option shall be determined as of the trading day immediately preceding the date of exercise of the Option as follows: if on the determination date the Shares are listed on an established national or regional share exchange, are admitted to quotation on the New York Stock Exchange (“NYSE”) or are publicly traded on an established securities market, the Fair Market Value of an Option shall be the closing price of a Share on such exchange or in such market (if there is more than one such exchange or market, the first exchange of the following exchanges that have such listing shall be used:  NYSE, Nasdaq, another national securities exchange, a regional share exchange, or another established securities market) on the determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by Weinert in good faith by the reasonable application of a reasonable valuation method as described in Treas. Reg. Section 1.409A-1(b)(5)(iv)(B).

7.The parties wish to resolve all disputes amicably and without additional costs and expenses. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by any party.

8.Weinert shall not make or cause to be made any statements, observations, or other communications (whether in written or oral form) that defames, slanders or disparages any of the Released Parties. Further, Weinert shall make no statements, comments or other communications concerning any of the Released Parties or its/their products and/or services to the press, media or other similar entity or organization, nor shall Weinert post or cause to be posted any such statements, comments or communications on any website, blog, social network or any other Internet or computer site.

9.The Taubman Company LLC shall direct Robert Taubman, Lisa Payne, and William Taubman not to make or cause to be made any statements, observations, or other communications (whether in written or oral form) that defames, slanders or disparages David Weinert. Further, The Taubman Company LLC shall direct Robert Taubman, Lisa Payne, and William Taubman not to post or cause to be posted any statements, comments or communications concerning David Weinert on any blog or social network. Nothing in this Paragraph 9 shall prevent the identified individuals from testifying truthfully in a deposition or other proceeding or providing statements required by law.

10.Except as permitted by this Agreement or required by law, Weinert agrees to keep confidential all facts, opinions, and information which relate in any way to this Agreement, including, but not limited to, the fact of this Agreement and/or the terms of this Agreement. Weinert represents and warrants that he has returned all documents, data, property and other materials, in whatever form, that he received, created or compiled during his employment with The Taubman Company LLC or related to the business of the Taubman Entities, and has not retained any copies thereof. On or before July 13, 2012, David Weinert shall give his personal iPad and all other similar devices to the Taubman Entities, who shall then engage an expert to delete all information and data relating to the business of the Taubman Entities. David Weinert represents and warrants that he has not provided or sent, and will not provide or send, such information and/or data to any person or entity. Weinert further agrees that his continuing obligations concerning confidential and proprietary information pursuant to the Taubman Code of Business Conduct and Ethics and the Taubman Policy on Information Security shall remain in full force and effect.

11.Weinert represents and warrants that: (a) he has the sole right, title, and interest to the claims released under this Agreement; (b) he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim released under this Agreement; and (c) he has not assigned or transferred, or purported to assign or transfer, to any person or entity, the right to any of the monies that may be received pursuant to this Agreement.

12.David Weinert acknowledges and agrees that during his employment, he formed, on behalf of the Taubman Entities, certain business relationships that are part of the goodwill of the Taubman Entities, and he had access to and knowledge of the Taubman Entities' confidential information, which gives the Taubman Entities a competitive advantage over their competitors. Weinert acknowledges and agrees that the Taubman Entities are entitled to protect their investment in the foregoing and to keep the results of their efforts, their goodwill, and their confidential information for their sole and exclusive use through the enforcement of the obligations set forth in this Agreement, which are reasonable and necessary for that purpose.

13.During the time period July 1, 2012 through and including June 30, 2013, David Weinert will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (a) engage in any business or activity that is competitive with the actual or prospective business of the Taubman Entities; (b) own, manage, maintain, consult with, operate, acquire any interest in (other than 5% or less of the common stock of any publicly traded company), or otherwise assist or be connected with (including, but not limited to, as an employee, consultant, advisor, agent, independent contractor, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise) any Identified Company; or (c) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is competitive with the actual or prospective business of the Taubman Entities. “Identified Company” means any person or entity, or any affiliate thereof, who, as of the date(s) that any action(s) listed in (b) above is/are taken, (i) owns two or more leases, anchor pads and/or parcels of real property (or any two or more combinations of any of the foregoing) at any shopping center owned directly or indirectly by The Taubman Realty Group Limited Partnership, (ii) is included on the FTSE NAREIT Retail

Index (or any successor index published by NAREIT), (iii) owns and/or manages a retail real estate portfolio in excess of one million square feet, or (iv) to the extent not covered by clause (i) through (iii), the entities set forth on Exhibit 2 hereto.

14.During the time period July 1, 2013 through and including February 28, 2014, David Weinert will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (a) engage in any business or activity that is competitive with the actual or prospective business of the Taubman Entities in connection with any of the Restricted Entities; (b) own, manage, maintain, consult with, operate, acquire any interest in (other than 5% or less of the common stock of any publically traded company), or otherwise assist or be connected with (including, but not limited to, as an employee, consultant, advisor, agent, independent contractor, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise) any of the Restricted Entities; or (c) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is competitive with the actual or prospective business of Taubman Entities in connection with any of the Restricted Entities. “Restricted Entities” means the entities set forth on Exhibit 3 hereto.

15.During the time period July 1, 2012 through and including June 30, 2013, David Weinert will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization, call on, solicit, have contact with, or service any client, prospective client, consultant, strategic partner, funding source, or other business relation of the Taubman Entities in order to: (a) solicit business of the type provided by the Taubman Entities; (b) induce or attempt to induce such person or entity to cease doing business with, or reduce the amount of business conducted with, the Taubman Entities; or (c) in any way to interfere with the relationship between any such person or entity and the Taubman Entities. Nothing in this Paragraph 15 shall be construed to preclude David Weinert from performing leasing services for individual retailers.

16.During the time period July 1, 2012 through and including June 30, 2014, David Weinert will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (a) induce or attempt to induce any employee or consultant of the Taubman Entities to leave the employ or services of any of the Taubman Entities, or in any way interfere with the relationship between any of the Taubman Entities and any employee or consultant thereof; or (b) hire, engage and/or contract with any person who was an employee of or consultant to any of the Taubman Entities at any time during the six (6) month period immediately prior to the date on which such hiring, engagement and/or contract would take place (it being conclusively presumed by the parties so as to avoid any disputes under this paragraph that any such hiring within such six (6) month period is in violation of clause (a) above).

17.Weinert acknowledges that: (a) the breach of Paragraphs 8, 10, 13, 14, 15 and/or 16 of this Agreement will result in immediate and irreparable harm to the Taubman Entities; (b) no adequate remedy at law exists with regard to any such breach; (c) public policy will be furthered by the enforcement of this Agreement by an injunction; (d) injunctive relief will not deprive Weinert of an ability to earn a living because he is qualified for many positions which do not necessitate the breach of any provision of this Agreement; and (e) the Taubman Entities will be entitled to enforce this Agreement by injunction or other equitable remedies in the event of such breach, in addition to any other remedies available to the Taubman Entities (including, without limitation, monetary damages).

18.It is the intent of the parties that the terms, conditions, provisions and covenants in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, condition, covenant or provision is determined by a court, agency or arbitrator to be illegal, invalid, void or unenforceable, then such term, condition, covenant or provision shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law in light of such determination. In addition, the invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

19.Weinert warrants and agrees that he will not, directly or indirectly, challenge and/or dispute the enforceability and/or validity of this Agreement, or any portion thereof. Weinert further agrees and warrants that he will not, and has not, directly or indirectly, instigate(d), incite(d), encourage(d) and/or otherwise cause(d) or aid(ed) any person and/or entity to bring any claim and/or action which challenges and/or disputes the enforceability and/or validity of this Agreement, including any portion thereof. Weinert further agrees that in the event that any such claim, action and/or challenge is brought, he will support, advocate for and agree with the enforceability and validity of this Agreement, and will cooperate with Taubman in defending against any such claim, action and/or challenge.

20.In the event Weinert, directly or indirectly, challenges the enforceability of any term of this Agreement, Weinert shall: (a) immediately pay to the Taubman Entities any and all amounts received pursuant to Paragraph 6 of this Agreement; (b) immediately forfeit any right to exercise any and all outstanding Options identified in Paragraph 6 of this Agreement; (c) immediately pay to the Taubman Entities the amount of Two Hundred Fifty Thousand Dollars and Zero Cents ($250,000.00); and (d) reimburse the Taubman Entities for any costs, fees and expenses, including, but not limited to, actual attorneys' fees, incurred by the Taubman Entities associated with enforcing this Agreement, and/or obtaining payment of any amount Weinert owes. In addition to the remedies provided in clauses (a) through (d) herein, Weinert agrees that the Taubman Entities shall be entitled to pursue all available remedies at law or in equity for a breach of the covenants, terms and obligations contained in this Agreement, all of which shall be cumulative.

21.Weinert agrees that his obligations under this Agreement are binding upon his heirs, executors, administrators, or other legal representatives or assigns, and that this Agreement inures to the benefit of the Taubman Entities.

22.The Taubman Entities will issue the press release attached as Exhibit 4 hereto.

23.Weinert agrees, represents and warrants that he has not sustained any compensable workplace injury, has not suffered any damages and has no right to relief under the Michigan's Worker's Disability Compensation Act, the ADEA or the OWBPA.

24.All questions concerning the construction, validity, interpretation, and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any lawsuit arising out of or in any way related to this Agreement, Weinert's employment, and/or the cessation of Weinert's employment shall be brought in a court of competent jurisdiction in Oakland County, Michigan or the United States District Court for the Eastern District of Michigan. AS A SPECIFICALLY BARGAINED INDUCEMENT WITH RESPECT TO ENTRY INTO THIS AGREEMENT, AND HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL, WEINERT EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, HIS EMPLOYMENT, OR THE CESSATION OF HIS EMPLOYMENT.

25.The parties acknowledge that this Agreement is a joint product and shall not be construed against any party on the grounds of sole authorship. This Agreement may not be amended, modified, waived, or terminated except in a writing signed by authorized representatives of the parties.

26.The parties agree to cooperate fully with each other and to execute all additional documents and to take all actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

27.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

28.Except as provided herein, this Agreement sets forth the entire agreement between the parties concerning the subject matters hereof and supersedes and replaces any and all written or oral understandings, obligations, promises, representations, contracts and/or agreements, whether written or oral, express or implied, directly or indirectly related to it.

THE UNDERSIGNED HAVE READ THE FOREGOING SEPARATION AGREEMENT AND RELEASE AND ENTER INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/ David Weinert	THE TAUBMAN COMPANY LLC
DAVID WEINERT

Dated: July 2, 2012	By: /s/ William S. Taubman

Its: Chief Operating Officer

Dated: July 2, 2012

TAUBMAN CENTERS, INC.

By: /s/ William S. Taubman

Its: Chief Operating Officer

Dated: July 2, 2012

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By: /s/ William S. Taubman

Its: Authortized Signatory

Dated: July 2, 2012

TAUBMAN PROPERTIES ASIA LLC

By: /s/ William S. Taubman

Its: Authortized Signatory

Dated: July 2, 2012

EXHIBIT 1 TO SEPARATION AGREEMENT AND RELEASE

GRANT DATE	TOTAL NUMBER OF OPTIONS	EXERCISE PRICE
3/4/2005	26,666	$29.38
5/15/2006	8,945	$40.25
3/8/2006	13,618	$40.39
2/27/2008	18,954	$50.65
3/7/2007	16,101	$55.90
	TOTAL = 84,284

EXHIBIT 2 TO SEPARATION AGREEMENT AND RELEASE

The Westfield Group, and all of its affiliate(s), division(s), parent(s), successor(s), predecessor(s), assign(s), subsidiary(ies), consolidated businesses and joint ventures.

EXHIBIT 3 TO SEPARATION AGREEMENT AND RELEASE

Simon Property Group, Inc., Tanger Factory Outlet Centers, Inc., The Macerich Company, and/or General Growth Properties, Inc., and each of their affiliate(s), division(s), parent(s), successor(s), predecessor(s), assign(s), subsidiary(ies), consolidated businesses and joint ventures.

EXHIBIT 4 TO SEPARATION AGREEMENT AND RELEASE

CONTACT:
Karen Mac Donald
Taubman, Director, Communications
248-258-7469
kmacdonald@taubman.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

DAVID T. WEINERT RESIGNS AS TAUBMAN'S SVP LEASING
William S. Taubman to assume leadership for the leasing function

BLOOMFIELD HILLS, Mich., July 2, 2012- - Taubman Centers, Inc. (NYSE: TCO) today announced David T. Weinert resigned today in order to pursue other interests.

Immediately assuming day-to-day leadership for the leasing function will be William S. Taubman, who in his role as Taubman's chief operating officer is currently responsible for development, operations and leasing for the company.

Mr. Weinert had been with the company since 1986, having previously served as a commercial real estate broker in the Chicago office of Coldwell Banker Commercial Real Estate. In 1992 he was named vice president, heading leasing for the company's western region, based in San Francisco. He returned in 2001 to the company's Bloomfield Hills headquarters as group vice president, leasing, where he was responsible for helping manage the entire leasing activity. He assumed the position of senior vice president of leasing in 2004.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the publicly held U.S. regional mall industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan, and its Taubman Asia subsidiary is headquartered in Hong Kong. For more information about Taubman, visit www.taubman.com.

-more-

David Weinert Resigns /2

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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